Exhibit 3.1

EXHIBIT A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

ASTA FUNDING, INC.

I.     NAME

The name of this corporation is Asta Funding, Inc.

II.      REGISTERED OFFICE

The address of the corporation’s registered office in the State of Delaware is InCorp Services, Inc., 919 North Market Street, Suite 950 in the City of Wilmington, County of New Castle, zip code 19801. The name of its registered agent at such address is InCorp Services, Inc.

III.      PURPOSES

The purpose for which the corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

IV.      CAPITAL STOCK

The total number of shares of capital stock that the corporation shall have authority to issue is five thousand (5,000) shares of Common Stock with a par value of $0.01 per share.

V.      EXISTENCE

The corporation is to have perpetual existence.

VI.      BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter, or repeal the bylaws of the corporation.

VII.     ELECTION OF DIRECTORS; VOTING RIGHTS OF STOCKHOLDERS

Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide. Except as may otherwise be provided in an agreement among all or a portion of the stockholders and the corporation or in the bylaws, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder, provided that the foregoing voting provision applies only in the case of shares that have voting rights.

VIII.     DIRECTORS’ LIABILITY

To the extent permitted by Section 102(b)(7) of the Delaware General Corporation Law, as the same may be supplemented and amended, no director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, the foregoing shall not eliminate or limit the liability of such director (i) for any breach of such director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which such director derived an improper personal benefit.

IX.      AMENDMENT AND/OR REPEAL OF CERTIFICATE

The corporation reserves the right to amend, alter, change, or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.